Exhibit 99.1

Hub Group, Inc. Announces the Termination of its Agreement to Acquire the Assets of Interdom Partners

DOWNERS GROVE, IL, July 9, 2007, -- Hub Group (Nasdaq: HUBG) announced today that its acquisition of Interdom has been terminated.  The closing was expected to occur at the end of June but was subject to certain customary closing conditions and approvals.

David Yeager, Hub’s CEO, commented, “As we neared the closing date, we mutually decided that the acquisition would not be in either of our best interests.  We still have great respect for Interdom and we know they will continue to be a strong player in the intermodal market.  We continue to be optimistic about our future opportunities as we look at other acquisition candidates. ”

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2006 and the report on Form 10-Q for the period ended March 31, 2007.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: HUB GROUP, INC.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214